EXHIBIT 99.4

For Immediate Release
Contact:	Willing L. Biddle, CEO,
John T. Hayes, CFO or
James Aries, SVP
Urstadt Biddle Properties Inc.
(203) 863-8200

URSTADT BIDDLE PROPERTIES INC. ACQUIRES TWO SHOPPING CENTERS IN NEW JERSEY

Greenwich, CT – January 2, 2014– Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced today that it has acquired two shopping centers in New Jersey.  The first is the 63,000 square foot Boonton A&P Center in Boonton, NJ.  The Boonton center was purchased for $18,350,000 subject to an existing mortgage in the amount of $7,800,000 that requires payments of principal and interest at a fixed rate of 4.2% per annum.  The mortgage matures in September 2022.  The Boonton Center is located on Myrtle Avenue, just off of Route 287, in Boonton within Morris County which is one of the wealthiest counties in the United States.  The shopping center was constructed in 1999 and features a 49,463 SF A&P; other tenants include Dunkin' Donuts, Chase Bank, Subway, Supercuts and Sprint.  Over 90% of the tenants are national or regional tenants.  The Second property is the 56,000 square foot Bloomfield A&P Center in Bloomfield, NJ.  The Bloomfield center was purchased for $11,005,000 subject to an existing mortgage in the amount of $7,700,000 that requires payments of principal and interest at a fixed rate of 6.43% per annum.  The mortgage matures in August 2016.  The Bloomfield Center is anchored by a 30,750 SF A&P Grocery Store and a 8,950 SF Walgreen's Drugstore.  Other tenants in the shopping center include Dunkin' Donuts, Supercuts, a pizzeria, a liquor store and a stationary store.  Built in 1977 and renovated in 1999, The Bloomfield A&P Center is located on Belleville Avenue (Route 506) in Bloomfield (Essex County), about ½ mile east of the Garden State Parkway in a densely populated northern New Jersey market.  Belleville Avenue is a significant 5-mile east/west road which connects downtown Bloomfield with Belleville to the east.  The shopping center has very high traffic counts.
Willing Biddle, CEO of Urstadt Biddle Properties Inc. said, "We are very pleased that we have continued our expansion into the New Jersey suburbs, which helps fulfill one of our company goals of investing in high quality grocery anchored shopping centers in the suburban areas surrounding New York City.  Coupled with other new holdings in nearby Union and Bergen Counties, including our recent investment in the Village Shopping Center in New Providence, New Jersey and the Chestnut Ridge Shopping Center in Montvale, New Jersey, central and northern New Jersey are proving to be high performance markets for us."  James Aries, Director of Acquisitions at Urstadt Biddle Properties Inc. adds, "We're thrilled to add another two solid, well located, grocery-anchored centers to our core portfolio.  We believe that that the Bloomfield Center has strong leasing upside and Boonton is a solid, 100% leased, grocery anchored shopping center in our core marketplace that we were able to acquire at a reasonable price.   Sellers have faith in our ability to close quickly and without complication."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust, which owns or has equity interests in 66 properties containing approximately 4.8 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties.  It has paid 176 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 20 consecutive years.

For additional information, please contact Willing L. Biddle, CEO, John Hayes, CFO or James Aries, SVP, Urstadt Biddle Properties Inc. at 203-863-8200.  Follow us on Twitter at https://twitter.com/UrstadtBiddle

This press release contains statements that constitute "forward-looking statements."  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Urstadt Biddle Properties Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.  Urstadt Biddle Properties Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release.